Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls Chief Financial Officer (404) 842-2638
PREMIER EXHIBITIONS, INC.
REPORTS FIRST QUARTER RESULTS

ATLANTA, GA - July 08, 2008 — Premier Exhibitions, Inc. (NASDAQ: PRXI), a major developer of touring museum quality exhibitions, today announced financial results for the first quarter of the fiscal year ending February 28, 2009 (“Fiscal 2009”). Revenue for the first quarter increased 34%, to $15.2 million, compared to $11.4 million in the first quarter of the fiscal year ended February 29, 2008 (“Fiscal 2008”). We realized a net loss of ($0.9) million for the first quarter compared to net income of $3.3 million in the same quarter last year. Diluted income (loss) per common share for the quarters ended May 31, 2008 and May 31, 2007 was ($0.03) and $0.10, respectively. EBITDA (a non-GAAP measure) for the first quarter of Fiscal 2009 and for the same period last year was ($0.1) million and $5.7 million, respectively. Adjusted EBITDA (a non-GAAP measure) for the first quarter of Fiscal 2009 and for the same period last year was $1.5 million and $6.2 million, respectively. Starting in this first quarter, we are presenting the Company’s total gross revenue as a new, non-GAAP financial measure. We believe that total gross revenue is an important metric that will provide relevant information on the true scale of the Company’s operations. For the quarter ended May 31, 2008, total gross revenue (a non-GAAP measure) was $30.9 million. A reconciliation of all non-GAAP measures presented in this press release to their most directly comparable GAAP financial measure, together with a definition of each such measure and an explanation of why management believes such non-GAAP financial measure provides useful information to investors, is provided as an exhibit to this press release.
President & CEO Perspective
     “Our financial results for the first quarter of Fiscal 2009, while disappointing in their bottom line, belie the significant progress we have made towards the expansion and diversification of Premier Exhibitions, Inc.,” said Bruce Eskowitz, President and CEO. “As I have reiterated over the last six months, the plan to transform and diversify Premier into a vertically integrated live entertainment company will take time and patience as our revenues catch up with our increased cost structure. Fortunately, through the hard work and vision of our employees, we are on schedule. We believe we will be profitable in Fiscal 2009 and we will be well positioned for significant growth in Fiscal 2010.
     The confluence of several factors, some within our control and some beyond, contributed to a loss of $.03 in diluted income per share for the quarter. First and foremost, thirteen of our twenty-two total exhibitions moved during the quarter. This represents a loss of approximately 330 revenue-producing exhibition days with the accompanying increase in expenses required to load-out, transport, and install the exhibitions at new venues. We expect that transition during the first quarter will allow the Company to maximize its revenue potential during the late-spring and summer months, which along with the holiday season, represent historic peaks in our seasonal attendance. We continue to fine-tune our calendar-building process which enables us to better manage the financial impact on a quarterly basis created by the timing of load-ins and load-outs.
     We saw an increase in General and Administrative costs associated with our expansion. During the quarter, we generated revenue only through our Titanic and Bodies exhibitions, but our infrastructure also supported the personnel and production costs related to design, fabrication, installation and marketing for our new exhibitions discussed below, and other not yet announced projects that are in various stages of development. With the debut of three new exhibition brands in the second and third fiscal quarters, we expect increased revenues to begin defraying these costs in the near future. Ultimately, we believe the experience and expertise of our new management team supports our commitment to grow our revenue, diversify our revenue streams, and ultimately, to increase overall shareholder value. We strongly view our investment in our executive management team as a necessary vehicle to achieve our long term strategic goals.
     We do not anticipate further expansion of our General and Administrative costs in this fiscal year. We have recently implemented a number of internal policies and initiatives to help ensure that our cost structure is properly aligned with our short and long term strategic objectives.
     Fallout from the 20/20 story hit the Company in the first quarter. In February 2008, the last month of Fiscal Year 2008, the 20/20 story ran and the New York Attorney General commenced an inquiry. During the following three months, the entirety of the first quarter, we incurred a substantial increase in legal, lobbying and other associated costs which we could not have predicted when budgeting for the year. Toward the end of May, at about the time when we reached a settlement with the Attorney General, these costs began to stabilize and wane, and we do not expect them to be a material factor in our financial reporting on a going forward basis.
     Like so many other corporations, Premier saw the effects of a softening economy in the first quarter. As a result, several of our key venues were slow to reach thresholds for profit sharing and contributed less than expected revenues during the quarter. While prudence dictates that we consider the downturn in the economy in future projections, we remain quite optimistic about how the general public will embrace our new projects, in spite of a slowing economy.
     Our strategic plan continues to unfold on schedule. In February 2008, we signed a long term lease with the owner of the Luxor Resort & Casino in Las Vegas, Nevada to develop a new exhibition complex which will include “BODIES ...The Exhibition,” “Titanic: The Artifact Exhibition” and one of our new exhibitions, “Sports Immortals, The Traveling Exhibition.” The complex will include the three exhibitions and expanded gift shops. Construction is progressing as we expected. We expect that “BODIES....The Exhibition” will open on August 2, 2008, with the other exhibitions to follow between December and January of this fiscal year.
     We also made significant progress this quarter toward adding new exhibitions and diversifying our revenue streams. We signed a long term licensing agreement to present the “Dialog in the Dark” exhibition in the U.S and Canada. This is a well known exhibition that has hosted millions of visitors in over 22 countries in Europe, Asia and South America. We are excited to announce that we plan to open our first Dialog in the Dark exhibition in late August in Atlanta and expect to open our second Dialog in the Dark exhibition in the third quarter.
     Earlier this quarter, we entered into a license agreement with Exploration II Inc. under which we acquired the worldwide license to present “Star Trek The Exhibition.” Our first Star Trek exhibition opened recently at the San Diego Air and Space Museum, and we are quite pleased by the initial results. We expect to add a second Star Trek exhibition in the next few months.
     We also entered into a license agreement with Sports Immortals, Inc. under which we acquired an exclusive worldwide license to design, produce, present, promote and conduct multiple Sports Immortals exhibitions. Sports Immortals is widely considered to be the largest and most extensively known private collection of sports memorabilia, with over one million artifacts from the world’s greatest athletes. We expect to open our first Sports Immortals exhibition in October, with the location still to be determined. We plan to have multiple Sports Immortals exhibitions operating by the end of the fiscal year.
     Our acquisition of MGR Entertainment early in the quarter reflects another important element of our long term strategy. Due primarily to certain acquisition-related charges, MGR had an operating loss in the quarter of approximately $600,000, but our revenue as measured on a per cap basis has increased at venues where MGR assumed responsibility for merchandise operations. MGR has added significant distribution capacity and expertise in marketing and servicing to our merchandise division.
     Though no sponsorship related revenues were recorded in the first quarter, our extensive effort dedicated to developing strategic corporate relationships has begun paying dividends. We recently announced a sponsorship agreement with Manpower, a world leader in employment services, to be the employment partner for our Dialog in the Dark exhibitions. And within the last few days, a major financial company has signed a seven-figure contract to be an exclusive title sponsor of our first mobile Titanic Exhibition.”
Other Updates:
•	On March 25, 2008, the United States District Court for the Eastern District of Virginia granted the U.S. government permission to file an amicus curie (friend of the court) brief in response to our wholly owned subsidiary, R.M.S. Titanic, Inc.’s November 30, 2007 motion for an interim salvage award. The U.S. government took the position that the issuance of an in specie (in kind) salvage award to R.M.S. Titanic, with limitations, could be an appropriate mechanism to satisfy the salvage award and to help ensure that the Titanic artifacts are conserved and curated in an intact collection that remains available to the public. On April 15, 2008, the District Court entered an order requesting that R.M.S. Titanic collaborate with the U.S. government and propose suggested covenants that would be included in an in specie award. The order also outlined a process for further discussion pertaining to such covenants should the court decide to issue an in specie award. The District Court has not yet determined that an in specie award is the proper remedy to satisfy the R.M.S. Titanic’s motion. On June 12, 2008 R.M.S. Titanic submitted covenants that may be included in an in specie award, in accordance with the order made by the District Court on April 15, 2008.

•	On May 29, 2008, the Attorney General of the State of New York concluded its inquiry into our human anatomy exhibition at South Street Seaport in New York City known as “Bodies...The Exhibition.” Under the terms of the settlement reached between us and the Attorney General of the State of New York, we will continue to operate our exhibition without interruption.

•	Attendance at our exhibitions has been negatively impacted by the domestic and world economic situation. Currently, we have six operating Titanic exhibitions located in Pittsburgh, PA; Galveston, TX; Las Vegas, NV; Hartford, CT; Prague, Czech Republic and Monterrey, Mexico. We also currently have fifteen operating BODIES exhibitions located in Atlantic City, NJ; Redding, CA; Wichita, KS; Cincinnati, OH; Kansas City, MO; Las Vegas, NV; New York, NY; Vienna, Austria; Madrid, Spain; Santiago, Chile; Honolulu, HI; Harrisburg, PA, Hot Springs, AR; Budapest, Hungary and Copenhagen, Denmark. We recently completed a BODIES exhibition in Ft. Lauderdale, FL, and we expect to open one new BODIES exhibition in the next 30 days.
Outlook:
     As we have explained over the last several months, Fiscal 2009 will be an important transition year for Premier. We now have in place a strong and experienced management team that is committed to growing the company and diversifying our revenue streams. We have strengthened our back-end operations to support the anticipated growth and provide improved service both internally and externally. We believe that these investments are keys to our future success and expect them to add to shareholder value in the long run. We expect growth even in the face of challenges associated with decreased consumer spending stemming from changing economic conditions. Finally, we have developed an overhead structure which, though likely to impact our profitability levels in the current fiscal year, will position us to grow the Company’s revenue base and increase shareholder value in Fiscal 2010 and beyond.
* * * * * * * * *

First Quarter Comparison
     Outlined below are explanations for significant variances in our income statement between the first quarter of Fiscal 2009 and the first quarter of Fiscal 2008.
Revenue
     The increase in revenue was primarily due to:
•	An increase in the number of operating “Bodies...The Exhibition” locations to twelve (Barcelona, Spain; Madrid, Spain; Vienna, Austria; Cincinnati, OH; Ft. Lauderdale, FL; Las Vegas, NV; New York, NY; Pittsburgh, PA; Copenhagen, Denmark; Budapest, Hungary; Sacramento, CA and Atlantic City, NJ;) compared to ten (Arlington, VA; Las Vegas, NV; Prague, Czech Republic; Durham, NC, San Diego, CA; New York, NY; Lisbon, Portugal; Amsterdam; The Netherlands; Seattle, WA and Miami, FL) in the same quarter last year.

•	An increase in the number of operating “Bodies Revealed” locations to four (Hartford, CT; Kansas City, MO; Redding, CA; and Santiago, Chile) compared to one (Sao Paulo, Brazil) in the same quarter last year.

•	The addition of “Our Body: The Universe Within” locations in Mobile, AL; Oklahoma City, OK; Wichita, KS, and San Antonio, TX following their acquisition by us in December, 2007.

•	An increase in Merchandise revenue of $1.6 million to $2.0 million for the current quarter which is primarily a result of the MGR acquisition, in which we recognized an additional $1.3 million of merchandise revenue.
Cost of Sales
     The increase in cost of sales was primarily due to:
•	An increase in the number of our self run exhibitions, where all costs are recorded by us compared to partnership arrangements, where we share costs with a partner.

•	An increase in marketing costs primarily attributable to additional marketing campaigns associated with additional self run exhibitions.

•	An increase in cost of merchandise of $0.8 million to $1.0 million for the current quarter, primarily as a result of the MGR acquisition, in which we realized $0.8 million in additional merchandise expense.

•	Increased specimen licensing costs in relation to increasing our collection of specimen sets by one and the licensing agreement with The Universe Within Touring Company, which permits us to promote three “Our Body...Universe Within” exhibitions.

•	Increased exhibition and marketing costs associated with operating three more self run venues led to a lower gross margin percentage in the quarter.

Operating expenses
General & Administrative (“G&A”)
     The increase in G&A was primarily due to:
•	The enhancement of our executive management team to include a new CEO and President, Chief Financial Officer, Vice President of Business Development and Strategy and Vice President of Sales and Strategic Partnerships. In addition, we added additional staff to support new exhibitions such as Dialog in the Dark, Sports Immortals, and Star Trek.

•	Ongoing non-cash charges of $1.6 million in the form of stock compensation related to the enhancement of our executive management team as well as stock grants to the Board of Directors.

•	An increase of $1.1 million as a result of our MGR acquisition, mainly composed of additional salary, rent, professional and legal fees associated with the acquisition.
Depreciation and Amortization
     The increase in depreciation and amortization was primarily due to:
•	An increase in the depreciation of maintenance capital related to the increased number of self run exhibitions compared to the first quarter last fiscal year.

•	An increase in amortization as it relates to the MGR acquisition, as well as the licensing arrangement we have with The Universe Within Touring Company.
Net Income
     The decrease in net income in the first quarter of Fiscal 2009 compared to the first quarter of Fiscal 2008 was primarily a result of an increase in revenue offset by higher expenses related to self run exhibitions, higher general and administrative expense related to the MGR acquisition, additional specimen license fees, higher stock compensation and salary expense and higher depreciation and amortization costs.
* * * * * * * * *
Balance Sheet Changes
     We continue to invest to grow our business, as reflected in changes to our balance sheet between the end of Fiscal 2008 and the end of the first quarter of Fiscal 2009.
     Cash — The decrease in cash is primarily attributable to the decline in operating income and the acquisition of MGR Entertainment, completed early in the first quarter.
     Prepaid expenses and other current assets — The increase in prepaid expenses and other current assets is primarily attributable to our acquisition of MGR Entertainment.
     Property and equipment — The increase in property and equipment is primarily attributable to an increase in exhibition assets as a result of an increase in the number of our self run exhibitions, as well as our acquisition of MGR Entertainment.

     Licenses and other rights — The increase in licenses and other rights was primarily due to the long term license agreement with Sports Immortals, Inc. to present, promote, and conduct exhibitions featuring sports artifacts and memorabilia.
     Goodwill — The increase in goodwill was primarily the result of our acquisition of MGR Entertainment.
* * * * * * * * *
Q1 2009 Earnings Conference Call
     Premier Exhibitions will hold its Fiscal 2009 first quarter earnings conference call on Wednesday, July 9, 2008 at 9:30 a.m. (EDT). Investors can access the call by dialing 1-877-719-9789 in the U.S. and 1-719-325-4793 internationally. Callers should reference confirmation code 2531884. A transcript of the conference call will be made available on the Company’s website: www.prxi.com.
Safe Harbor Statement
     Except for historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions may differ materially from those anticipated. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.
     In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “intend,” “expect,” “will,” “anticipate,” “estimate” or “continue” or the negatives thereof or other variations thereon or comparable terminology. Premier Exhibitions does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Statement Regarding Use of Non-GAAP Measures
     This press release contains certain non-GAAP (generally accepted accounting principles in the U.S.) financial measures as defined by Regulation G as promulgated by the Securities and Exchange Commission. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.

EBITDA
     EBITDA is defined as income from operations before other income and expenses, income taxes, interest and depreciation and amortization. EBITDA does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of our liquidity. Nevertheless, we believe that providing non-GAAP information regarding EBITDA is important for investors and other readers of our financial statements, as it provides a measure of our liquidity. In addition, EBITDA is commonly used as an analytical indicator within the entertainment and exhibitions industries. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling the non-GAAP information presented above to GAAP follows the financial statements included with this press release.
Adjusted EBITDA
     Adjusted EBITDA is a non-GAAP financial measure that we define as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. We use Adjusted EBITDA to evaluate the performance of our operating segments. We believe that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation on the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies. Therefore, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash Flow
     Free Cash Flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free Cash Flow does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of our liquidity. Nevertheless, we believe that providing non-GAAP information regarding Free Cash Flow is important for investors and other readers of our financial statements, as it provides a measure of liquidity. Because Free Cash Flow is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Free Cash Flow, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling the non-GAAP information presented above to GAAP follows the financial statements included with this press release.
Total Gross Revenue
     Total Gross Revenue is defined by us as total gross revenue from co-promoted or partnered arrangements plus revenues generated from our self run venues plus merchandise and other revenues. The majority of our exhibitions is operated through co-production or partnered agreements. With these agreements, we recognize revenue based on our contractual percentage of net profits (gross revenue less exhibition expenses). We believe that it is important to provide investors with the total scale of our exhibitions through the metric Total Gross Revenue. GAAP revenue is defined as our contractual percentage of the net profits (gross revenue less exhibition expenses) of co-promoted or partnered exhibitions plus revenue generated from our self runs plus merchandise and other revenue. Total Gross Revenue does not represent total revenue as defined by GAAP and should not be considered an alternative to total revenue as an indicator of our operating performance.

Premier Exhibitions, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	May 31,	May 31,
	2007	2008
Revenue:
Exhibition revenue	$11,016,000		$13,259,000
Merchandise and other	358,000		1,965,000
Sale of coal	32,000		6,000

Total revenue	11,406,000		15,230,000

Cost of revenue:
Exhibition costs	3,059,000		6,359,000
Cost of merchandise sold	101,000		973,000
Cost of coal sold	7,000		1,000

Total cost of revenue (exclusive of depreciation and amortization shown separately below)	3,167,000		7,333,000

Gross profit	8,239,000		7,897,000

Operating expenses:
General and administrative	2,535,000		8,018,000
Depreciation and amortization	488,000		1,294,000
Loss on sale of fixed asset	—		5,000

Total operating expenses	3,023,000		9,317,000

Income (Loss) from operations	5,216,000		(1,420,000)

Other income and expenses:
Interest income	199,000		97,000
Interest expense	—		(1,000)
Other income (expense)	10,000		(15,000)

Total other income and expenses	209,000		81,000

Income (Loss) before provision for income taxes	5,425,000		(1,339,000)

Provision for income taxes	2,170,000		(427,000)

Net income (loss)	$3,255,000		$(912,000)

Net income per share:
Basic income (loss) per common share	$0.11	$	$(0.03)

Diluted income (loss) per common share	$0.10	$	$(0.03)

Shares used in basic per share calculations	29,261,380		30,041,614

Shares used in diluted per share calculations	33,121,190		32,452,313

Premier Exhibitions, Inc. and Subsidiaries
Consolidated Balance Sheets

	February 29, 2008	May 31, 2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,426,000	$13,472,000
Marketable securities	1,055,000	1,052,000
Accounts receivable, net of allowance for doubtful accounts of $378,000, at February 29, 2008 and May 31, 2008	3,590,000	4,622,000
Carpathia receivable, related party	2,500,000	—
Current income tax benefit	—	2,893,000
Prepaid expenses and other current assets	3,973,000	4,471,000

Total current assets	27,544,000	26,510,000

Artifacts owned, at cost	3,088,000	3,088,000
Salvor’s lien	1,000	1,000
Property and equipment, net of accumulated depreciation of $4,707,000 and $5,379,000, respectively	7,308,000	7,766,000
Licenses and other rights, net of accumulated amortization of $2,752,000 and $3,415,000, respectively	8,450,000	9,668,000
Goodwill	1,377,000	2,191,000
Deferred income taxes	1,660,000	1,789,000
Other assets	1,233,000	250,000

	$50,661,000	$51,263,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,565,000	$3,356,000
Notes Payable	—	107,000

Total current liabilities	3,565,000	3,463,000

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock; $.0001 par value; authorized 40,000,000 shares; issued and outstanding 30,166,614 shares at February 29, 2008 and May 31, 2008, respectively	3,000	3,000
Additional paid-in capital	43,147,000	44,763,000
Retained earnings	11,406,000	10,494,000
Accumulated other comprehensive loss	(270,000)	(270,000)
Less treasury stock, at cost; 1,066,449 shares at February 29, 2008 and May 31,2008	(7,190,000)	(7,190,000)

Total shareholders’ equity	47,096,000	47,800,000

	$50,661,000	$51,263,000

The accompanying notes are an integral part of the consolidated financial statements.

Premier Exhibitions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	May 31,	May 31,
	2007	2008
Cash flows from operating activities:
Net income (loss)	$3,255,000	$(912,000)

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	488,000	1,180,000
Stock based compensation	459,000	1,616,000
Provision for doubtful accounts	75,000	—
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(387,000)	(41,000)
(Increase) decrease in deferred income taxes	238,000	(58,000)
(Increase) decrease in prepaid expenses and other current assets	(706,000)	485,000
Decrease in Carpathia receivable	—	2,500,000
(Increase) in income tax benefit	—	(2,893,000)
Increase in deferred revenue	313,000	—
(Decrease) in accounts payable and accrued liabilities	(65,000)	(650,000)
Increase (decrease) in income taxes payable	1,548,000	—

Total adjustments	1,963,000	2,139,000

Net cash provided by operating activities	5,218,000	1,227,000

Cash flows used by investing activities:
Purchases of property and equipment	(1,416,000)	(806,000)
Purchase of exhibition licenses	(1,300,000)	(1,278,000)
Acquisition, net of cash received	—	(2,101,000)
Purchase of marketable security	(11,000)	—
Purchase of certificate of deposit	(1,000,000)	—

Net cash used by investing activities	(3,727,000)	(4,185,000)

Cash flows from financing activities:
Proceeds from option and warrant exercises	1,362,000	—

Net cash provided by (used in) financing activities	1,362,000	—

Effects of exchange rate changes on cash and cash equivalents	2,000	4,000

Net increase (decrease) in cash and cash equivalents	2,855,000	(2,954,000)
Cash and cash equivalents at beginning of year	16,811,000	16,426,000

Cash and cash equivalents at end of year	$19,666,000	$13,472,000

Supplemental disclosure of cash flow information:
Cash paid during the period for taxes	$—	$1,537,000

Supplemental disclosure of non-cash investing and financing activities:
Unrealized loss on marketable securities	$(20,000)	$—

EBITDA and Adjusted EBITDA

	Three Months Ended
	May 31,	May 31,
	2007	2008
Net income (loss)	$3,255,000	$(912,000)
Provision for income taxes	2,170,000	(427,000)
Interest income	(209,000)	(81,000)
Depreciation & amortization	488,000	1,294,000

EBITDA	$5,704,000	$(126,000)

Stock compensation	459,000	1,616,000

Adjusted EBITDA	$6,163,000	$1,490,000

Non – GAAP Measure:
EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of our performance or liquidity, determined in accordance with U.S. GAAP.
Adjusted EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation, amortization and stock compensation. Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP.
Free Cash Flows

	Three Months Ended
	May 31,	May 31,
	2007	2008
Operating cash flow	$5,218,000	$1,227,000
Capital expenditures	(1,416,000)	(806,000)

Free Cash Flow	$3,802,000	$421,000

Non – GAAP Measure:
Free Cash Flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free Cash Flow does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of our liquidity.

Total Gross Revenue:

Three Months Ended
May 31,
2008
Revenue:
Gross revenue partnership arrangements	$25,784,000
Revenue generated from self runs	3,168,000
Merchandise and other	1,971,000

Total Gross Revenue (Non-GAAP)	$30,923,000

Gross revenue partnership arrangements	$25,784,000
Less: venue costs from partnership arrangements	(14,853,000)

Gross profit from partnership arrangements	$10,931,000
Less: partners share of exhibition revenue generated from partnership arrangements	(840,000)

Premier share of revenue generated from partnership arrangements	10,091,000
Revenue generated from self-run operations	3,168,000
Merchandise and other	1,971,000

Premier Total Revenue (GAAP)	$15,230,000

Non – GAAP Measure:
The majority of our exhibitions is operated through co-production or partnered agreements. With these agreements, we recognize revenue based on its contractual percentage of net profits (Gross revenue less exhibition expenses). We believe that it is important to provide investors with the total scale of our exhibitions through the metric Total Gross Revenue. Total Gross Revenue is defined by us as total gross revenue from co-promoted or partnered arrangements plus revenues generated from our self run venues plus merchandise and other revenues. GAAP revenue is defined as our contractual percentage of the net profits (gross revenue less exhibition expenses) of the co- promoted or partnered exhibitions plus revenue generated from our self runs plus merchandise and other revenue. Total Gross Revenue does not represent total revenue as defined by GAAP and should not be considered an alternative to total revenue as an indicator of our operating performance.